Exhibit 99.2

NEWS RELEASE	FOR IMMEDIATE RELEASE
(2005-02)	CONTACT:	Mark G. Meikle
William M. Watson, Jr.
(540) 342-1831

ROANOKE ELECTRIC STEEL CORPORATION

Announces Sale of Subsidiary Assets

ROANOKE, Virginia, (January 27, 2005) – Roanoke Electric Steel Corporation (Nasdaq: RESC) today reported that its subsidiary, RESCO Steel Products Corporation (“RESCO”), had sold its reinforcing bar assets to Rockingham Steel, Inc. (“Rockingham Steel”), a reinforcing bar fabricator located in Harrisonburg, Virginia. Terms of the transaction were not announced.

“RESCO is no longer a good strategic fit for us since Roanoke’s mill operation no longer produces reinforcing bars, which is RESCO’s primary raw material,” said T. Joe Crawford, President and COO of Roanoke Electric Steel Corporation. “However, Rockingham Steel will be a good fit for RESCO, since rebar fabrication is its primary business. Rockingham Steel will improve the long term viability of the operation in Salem.”

Founded in 1986, RESCO fabricates steel reinforcing bars and employed 44 people prior to the sale. Rockingham Steel will offer jobs to the majority of the employees at the Salem operation. “Roanoke Electric Steel Corporation will provide a severance package and potential employment to the remaining employees,” said Crawford.

Roanoke Electric Steel Corporation has steel manufacturing facilities in Roanoke, Virginia, and Huntington, West Virginia, producing angles, rounds, flats, channels, beams, special sections and billets, which are sold to steel service centers, fabricators, original equipment manufacturers and other steel producers. Four subsidiaries are involved in various steel-related activities, consisting of scrap processing and bar joist, and truck trailer beam fabrication.

This release contains various forward looking statements which represent the Company’s expectations or beliefs concerning future events. In accordance with the safe harbor provisions of the securities laws regarding such statements, the Company notes that a variety of factors, including economic and industry conditions, availability and prices of utilities, supplies and raw materials, prices of steel products, foreign and domestic competition, trade policies affecting imports and exports, governmental regulations, interest rates, inflation, labor relations, environmental concerns and compliance issues and other maters, could cause actual results and experience to differ materially from those expressed in the forward-looking statements.

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